ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Expressed in US Dollars)

ASPEN GROUP RESOURCES CORPORATION

AND SUBSIDIARIES

MANAGEMENT’S  DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SEPTEMBER 30, 2004

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULSTS OF OPERATIONS

(Unaudited)

(Expressed in US Dollars)

INDEX

      Page No.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

3

Liquidity and Capital Resources

3

Five-year Maturity Schedule

4

Exploration & Development

4

Other Information

Legal Proceedings

5

Subsequent Events

8

Safe Harbor Statement

8

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULSTS OF OPERATIONS

(Unaudited)

(Expressed in US Dollars)

Results of Operations – Three Months

Three Months Fiscal 2004 and Three Months 2003

During the three months ended September 30, 2004, Aspen had a net loss of $16,006,366 compared to a net income of $181,976 for the three months ended September 30, 2003.  The net loss in 2004 is attributable to two areas.  A $14,554,381 loss occurred on the sale of the U.S. petroleum and natural gas properties.  Aspen also occurred extraordinary general and administrative expenses, which consist of legal expenses and directors insurance premiums in relation to the large number of legal actions the company is defending.  Income before interest, taxes, depreciation and other was a $824,308 loss compared to a $1,234,712 income for the three months ended September 30, 2003.

Gross revenues decreased to $892,786 during the three months ended September 30, 2004, compared to $2,614,334 during the three months ended September 30, 2003, a decrease of 66%.  The decrease in gross revenues is mostly attributable to a decrease in production from the sale of the U.S. oil & gas properties, which sale was effective June 1, 2004, and production declines in Canada.

General and administrative expenses increased approximately 159% to $995,637 during the three months ended September 30, 2004.  The increase reflects an increase in directors insurance premiums and legal expenses.

Interest and financing expenses have increased due to the increase in average debt.

Results of Operations – Nine Months

Nine Months Fiscal 2004 and Nine Months 2003

During the nine months ended September 30, 2004, Aspen had a net loss of $16,990,822 compared to a net loss of $22,166 during the nine months ended September 30, 2003.  The net loss in 2004 is attributable to two areas.  A $14,554,381 loss on the sale of the U.S. petroleum and natural gas properties and extraordinary general and administrative expenses, which consist of legal expenses and directors insurance premiums in relation to the large number of legal actions the company is defending totaling to $1,058,000 for the period.  Income before interest, taxes, depreciation and other was a $277,348 for the nine months ended September 30, 2004 compared to $2,863,332 for the nine months ended September 30, 2003.

Gross revenues decreased to $5,100,745 during the nine months ended September 30, 2004, compared to $7,042,855 during the nine months ended September 30, 2003, a decrease of 27%.  The decrease in gross revenues is attributable to the sale of properties in US and production declines in Canada.

General and administrative expenses increased approximately 81% to $2,355,240 during the nine months ended September 30, 2004.  The increase is attributable to an increase in legal expenses and directors insurance premiums due to the large number of legal claims the company is currently defending, totaling to $1,058,000.

Liquidity and Capital Resources

As at September 30, 2004, Aspen had working capital of $17,668,862 before bank indebtness.  The working capital was generated by selling the company’s U.S. oil & gas properties effective June 1, 2004.  The company closed this sale on October 15, 2004 and received the proceeds, subsequently the company has repaid their U.S. bank debt by $8,706,210 and also paid down a Canadian promissory note by  $873,768 comparing to a working capital deficiency, before bank indebtness of $664,045 as at September 30, 2003.  The company will finance its exploration and development activities with cash flow as well as its working capital.

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULSTS OF OPERATIONS

(Unaudited)

(Expressed in US Dollars)

As at September 30, 2004, Aspen has bank production loans payable in both wholly owned subsidiaries, Aspen Endeavour Resources Inc. (Canada) and Aspen Energy Group Inc. (US).  Details are as follows:

Notes Payable & Long Term Debt – Canadian Operations	2004

Canadian Western Bank

Demand revolving $975,406 production loan, repayable in equal monthly installments of $56,422 commencing July 1, 2004 bearing interest at bank prime plus 0.75% which is secured by petroleum and natural gas properties	$975,406

Less – current portion	(975,406)
-

Other notes payable and long term debt	37,303
Less – current portion	(24,362)
12,941

Notes Payable & Long Term Debt – U.S. Operations

Aspen Energy Group Inc. bank loan
Demand non-revolving production loan	8,706,210

Aspen Group Resources Corporation
Demand non-revolving production loan	873,768

Other	332,828
Less – current portion	(9,905,959)
6,847

Total long term debt, less current maturities	$19,788

The Aspen Endeavour Resources loans bear interest at prime plus 0.75% and are secured by a $5 million fixed and floating charge debenture covering the various Canadian petroleum and natural gas leases.  The Aspen Group of Companies are in compliance with all banking requirements.

Five-year maturity schedule

Long-term debt is due as follows:

2004	$10,827,584
2005	51,650
2006	46,281

EXPLORATION & DEVELOPMENT

During the third quarter of 2004 the Company has participated in drilling three wells in Saskatchewan, resulting in two oil wells being completed and one well being cased.  The cased well is part of the new Joint Venture in Saskatchewan, which commenced drilling in August 2004.

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULSTS OF OPERATIONS

(Unaudited)

(Expressed in US Dollars)

OTHER INFORMATION

Legal Proceedings

The Company, and its subsidiaries, in the normal course, are sometimes named as defendants in litigation.  The nature of these claims is related to disputes arising from services provided by outside contractors or for delinquent payments.  The Company does not expect that the results of any of these proceedings will have a material adverse effect on the Company’s financial position

a)

Bruce J. Scambler and JMEKS, Inc. vs. Jack E. Wheeler, Crown Partners, LLC Minerals Division, Aspen Resources Corporation, Inc., and Cotton Valley Resources Corporation; Case No. CJ-2000-6912-62; D.C. Oklahoma County; Petition filed 9/20/00.

The Company was named as a defendant in an action filed in September 2000 whereby a former officer of the Company alleged a breach of a Settlement and Release Agreement.  The Company was unsuccessful in defending this action and a judgment in the amount of $385,000 plus estimated interest and legal fees of $50,000 was granted against the Company and the former CEO.  The Company is jointly and severally liable along with the CEO for this amount.  Of this amount, the Company has made a provision for the total, which has been recorded as a liability at December 31, 2002 and charged to operations in 2002.  Judgment was paid in full during 2003.

b)

Duke Energy Trading and Marketing, LLC vs. Aspen Resources Corporation; Case No. 2002-02095; D.C. Harris County, Texas; Petition filed on 1/18/02.

The Company was named as a defendant in an action January 2002 whereby the Company allegedly executed a written Guaranty in October 2000, on behalf of a corporation that the Company was in the midst of merger negotiations, to a third party guaranteeing a potential liability up to $2,300,000.  The Company claims that since the merger negotiations never came to fruition, that the Guaranty was cancelled and there is no liability to the Company.    Outside council for the Company has advised at this stage of proceedings, they cannot offer an opinion as to the probable outcome.  The Company’s management is vigorously defending the case.

c)

615436 Alberta Ltd. vs. Aspen Endeavour Resources Inc.; Action No. 0201-17345; Court of Queen's Bench of Alberta, Judicial District of Calgary; Petition filed on 10/12/02.

A wholly owned subsidiary of the Company was named as a defendant in an action commenced October 2002 whereby a company controlled by an officer of the Company claims that it is owed for a promissory note signed by the Canadian subsidiary of the Company in October 1994 in the amount of Cdn $250,000 plus interest.  The Company is defending this action, as it believes it is not a liability of the Company and therefore, no liability has been accrued in these financial statements.

d)

Jeffrey Chad and Riechad Incorporated vs. Aspen Endeavour Resources Inc.; Action No. 0201-17493; Court of Queen's Bench of Alberta, Judicial District of Calgary; Petition filed on 10/16/02.

A wholly owned subsidiary of the Company was named as a defendant in an action commenced October 2002, whereby an officer of the Company claims it is owed the sum of Cdn $440,000 pursuant to a suspension and redefinition of his consulting agreement.  Jeffrey Chad and Riechad Incorporated received a judgment in their favor for $306,000 (Canadian) in December 2003.  Judgement was paid in full in January 2004.

e)

Jack Wheeler vs. Aspen Resources Corporation; Case No. CIV-03-0180, filed in the United States District Court for the Western District of Oklahoma.

The past CEO alleges that the Company breached his employment contract by not paying sums due under the contract.  Management intends to vigorously defend the case and has filed a counterclaim.  See (f) below.

f)

Aspen Resources Corporation and Aspen Energy Group, Inc. vs. Wheeler and Wheeler and Sons Oil & Gas LLC, Canadian County Oklahoma Case No. CJ-2003-281.  Petition filed on 05/15/03.

The Company alleges that the previous CEO committed fraud, embezzlement, breach of fiduciary duty, usurping of corporate opportunities and similar claims relating to his position as an officer and director of the Company.  Management intends to vigorously pursue the claim and to defend the counterclaim.

g)

Aspen Resources Corporation and Aspen Energy Group, Inc. vs. Lenard Briscoe and LCB Resources, Inc., Canadian County Oklahoma, Case no. CJ-2003-307.  Petition filed on 05/27/03.

The Company has sued a past director and his private corporation, LCB Resources, Inc., alleging wide ranging fraud, breach of fiduciary duty, usurping corporate assets in connection with his service as an officer and director of the Company.  (See (h) below).  Management intends to pursue the case vigorously.

h)

LCB Resources and Lenard Briscoe vs. Aspen Energy Group, Inc., Kingfisher County, Oklahoma, Case No. CJ-2003-96.  Petition filed on 05/27/03

The past director has counter sued alleging the Company’s subsidiary has failed to pay royalties owed on certain oil and gas properties, has mismanaged those properties and has sold oil wells in which the past director has an interest, but has not paid him.  Management intends to vigorously defend this case.  No liability has been accrued in these financial statements for this amount.

i)

R. Charles Allen vs. Aspen Resources Corporation, Jack E. Wheeler, James E. Hogue, Wayne T. Egan, Anne Holland, Randall B. Kahn, Lenard Briscoe, Peter Lucas, Lane Gorman Trubitt L.L.P. and WeirFoulds L.L.P.; Action #02-CV241587CP

The Company was named as a defendant, on a joint and several basis, along with the then directors, auditors and legal counsel of the Company in an Action dated December 30, 2002, whereby the plaintiff is seeking an order rescinding the take-over bid dated November 22, 2001 by the Company for the purchase of securities of Endeavour Resources Inc. along with damages in the amount of Cdn $10,000,000.  The Company is defending this action, as it believes it is not a liability of the Company, the outcome of which is undeterminable.  Outside council for the Company has advised at this stage of proceedings, they cannot offer an opinion as to the probable outcome.  The Company’s management is vigorously defending the case.

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULSTS OF OPERATIONS

(Unaudited)

(Expressed in US Dollars)

j)

Riechad Incorporated vs. Aspen Endeavour Resources Inc.:  Action No. 0201 – 17515; Court of Queen’s Bench of Alberta, Judicial District of Calgary; Counterclaim filed 07/07/03.

Aspen Endeavour Resources Inc. was named as a defendant in a counterclaim action commenced July 2003 whereby a company controlled by a past director and officer of Aspen Endeavour Resources Inc. claims that it is owed for related party transactions of Cdn $736,969.  The Company has previously recorded Cdn $28,115 towards this claim.  The Company is defending any amounts in excess of the Cdn $28,115.

k)

615433 Alberta Ltd. vs. Aspen Endeavour Resources Inc.:  Action No. 0401 – 06892 Court of Queen’s Bench of Alberta, Judicial District of Calgary; Petition filed 04/29/04.

On April 29, 2004 Aspen Endeavour Resources Inc. was named as a defendant in an action commenced whereby a company (615433 Alberta Ltd.) controlled by a past officer/director of Aspen Endeavour Resources Inc. claimed that it is owed for an income tax notice of reassessment in amounts of Cdn $239,641 due to a 1999 flow through share transaction.  The company is defending this action, as it believes it is not a liability of the company and therefore, no liability has been accrued in these financial statements.

l)

114161 Resources Ltd. vs. Aspen Endeavour Resources Inc.:  Action No 0401 – 06893 Court of Queen’s Bench of Alberta, Judicial District of Calgary; Petition filed 04/29/04.

On April 29, 2004 Aspen Endeavour Resources Inc. was named as a defendant in an action commenced whereby a company (114161 Resources Ltd.) controlled by a past officer/director of Aspen Endeavour Resources Inc. claimed that it is owed for an income tax notice of reassessment in amounts of Cdn $360,934 due to a 1999 flow through share transaction.  The company is defending this action, as it believes it is not a liability of the company and therefore, no liability has been accrued in these financial statements.

m)

Aspen Energy Group Inc. vs. Jack Wheeler, Butler County, Kansas Case No. 03-C-189.

The lawsuit alleges that while serving as chairman of the board and chief executive officer, Jack Wheeler convinced the board of directors to grant him an overriding royalty interest in certain Aspen properties in lieu of a bonus.  However, Wheeler failed to inform the board that such an overriding royalty interest would violate Aspen’s loan covenants with its bank.  When the bank learned of the overrides it insisted that Wheeler return the overriding royalty interests to Aspen.  Wheeler executed such reassignments.  After his departure from Aspen, Wheeler began claiming that he did not fully reassign his overriding royalty interests to Aspen.  Aspen filed an action in Butler County, Kansas to quiet title in these wells.  Wheeler counterclaimed, asking that title be quieted in his favor.  Management intends to vigorously pursue the claim and to defend the counterclaim.

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULSTS OF OPERATIONS

(Unaudited)

(Expressed in US Dollars)

Subsequent Events

On July 7, 2004 the company signed a Letter of Intent with a third party to sell its U.S. oil and gas assets for approximately $22 million cash pending closing adjustments.  This transaction closed on October 15, 2004 effective June 1, 2004.  The closing cash price for all of the U.S. oil and gas properties netted the company $18,345,831.00 dollars.  The company has used these funds to retire Aspen Energy Groups bank debt of $8,706,210 and Aspen Group Resources Corporation’s production loan of $873,768.00.  The balance of the funds are available for future exploration and development costs.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Certain statements in this filing, and elsewhere (such as in other filings by Aspen Resources with the Commission, press releases, presentations by Aspen Resources Corporation or its management and oral statements) constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Aspen Resources Corporation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, (i) significant variability in Aspen’s quarterly revenues and results of operations as a result of variations in the Aspen's production in a particular quarter while a significant percentage of its operating expenses are fixed in advance, (ii) changes in the prices of oil and gas, (iii) Aspen's ability to obtain capital and (iv) other risk factors commonly faced by small oil and gas companies.